EXHIBIT 99

RETRACTABLE TECHNOLOGIES, B. BRAUN, ANNOUNCE AGREEMENT TO DISTRIBUTE VANISHPOINT SAFETY NEEDLE DEVICES IN AFRICA

LITTLE ELM, Texas, June 26, 2003—-Retractable Technologies, Inc. (AMEX:RVP), a leading maker of safety needle devices, today announced that it has signed a three-year agreement with a wholly-owned subsidiary of B. Braun Melsungen AG, one of the world’s pre-eminent medical device makers, to market and distribute its VanishPoint® safety needle devices in South Africa and seven other countries in sub-Saharan Africa.

Under the terms of the contract, which is Retractable’s first such agreement in Africa, B. Braun South Africa will have exclusive rights to distribute VanishPoint® products in South Africa; it is non-exclusive for Namibia, Botswana, Zimbabwe, Zambia, Swaziland, Lesotho and Mozambique.

The agreement is especially significant because it represents a major new opportunity for Retractable to market its life-saving products in a region that has been devastated by the HIV/AIDS epidemic. Retractable’s patented safety syringes and blood collection devices not only protect health care workers against potentially deadly accidental needlestick injuries, but they also safeguard patients against needle reuse. Recent academic studies indicate that needle reuse and other unsafe medical practices may be responsible for at least one-third of all AIDS cases in sub-Saharan Africa. Last month, President Bush signed a bill providing $15 billion for the prevention and treatment of AIDS and other diseases worldwide, but with a focus on AIDS in Africa. Congress is now deliberating over how much of this money should be allocated for safer needle devices.

Thomas J. Shaw, president and CEO of Retractable, said: “Contaminated, unsafe needles have infected untold millions of healthcare workers and patients in the developing world, notably Africa. So we’re enormously pleased about this landmark agreement and the opportunity it affords us to help combat infectious diseases, including AIDS, in Africa. Eliminating AIDS and other bloodborne diseases in the developing world is one of the primary missions of our company, and we look forward to working with a world-class concern like B. Braun to achieve that objective in Africa.”

Arved Berent, CEO of B. Braun South Africa, said: “The agreement with Retractable Technologies is a milestone and an absolutely perfect strategic fit for us in southern Africa. Both B. Braun and Retractable are committed to protect health care workers against the life-threatening risks associated with accidental needlestick injuries through safer medical devices without compromises. The VanishPoint® line of safety syringes and B. Braun’s portfolio of Introcan Safety I.V.Catheters are complementary and synergistic to each other in this growing market. Both products are easy-to-use, self-activating devices that require a very short learning curve and basically no change in technique. Supported by our professional education and in-service programs, we shall see a strong move to these best practice devices throughout southern Africa.”

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that also prevents reuse. VanishPoint® needle products are distributed to the acute care hospital market by Abbott Laboratories (NYSE: ABT) and to the alternate care market by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Based in Melsungen, Germany, privately-held B. Braun is one of the world’s leading medical device and supply companies. It currently has operations in more than 50 countries and employs nearly 29,000 people. B. Braun’s four divisions focus their activities on hospitals, physicians’ practices and home health care. Its comprehensive product offerings are further enhanced by services, making B. Braun’s extensive knowledge and experience available to international healthcare markets. For further information on B. Braun, visit its Web site at www.bbraun.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the company’s current views with respect to future events. The company believes that the expectations reflected in such forward-looking statements are accurate. However, the company cannot assure you that such expectations will occur. The company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the company’s ability to access the market; the company’s ability to successfully resolve its litigation with BD, among others; the company’s ability to continue to finance research and development as well as operations and expansion of production through equity and debt financing, as well as sales; the increased interest of larger market players in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.

Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Chief Financial Officer	Communications Director
(888) 806-2626 or (972) 294-1010	(508) 627-3285 or (214) 912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com

B. Braun South Africa Contact:
Arved Berent
Chief Executive Officer
(+27)-11-548-5500
arved.berent@bbraun.com